Exhibit (d)(16)

AMENDMENT TO

JANUS ASPEN SERIES

INVESTMENT ADVISORY AGREEMENT

JANUS HENDERSON GLOBAL TECHNOLOGY PORTFOLIO

THIS AMENDMENT is made this 22nd day of April, 2020, between JANUS ASPEN SERIES, a Delaware statutory trust (the “Trust”), and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company (“JCM”).

W I T N E S S E T H

WHEREAS, the Trust and JCM are parties to an Investment Advisory Agreement on behalf of Janus Henderson Global Technology Portfolio (the “Fund”), dated May 30, 2017 (the “Agreement”);

WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

WHEREAS, the name of Janus Henderson Global Technology Portfolio has been changed to Janus Henderson Global Technology and Innovation Portfolio, effective April 29, 2020;

WHEREAS, pursuant to Section 11 of the Agreement, any amendment to the Agreement is subject to approval (i) by a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “1940 Act”)) of any party to the Agreement, and (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act);

WHEREAS, the parties have obtained Trustee approval as set forth above, and the parties agree that a shareholder vote is not required to amend the Agreement; and

NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:

1.All references to “Janus Henderson Global Technology Portfolio” have been changed to “Janus Henderson Global Technology and Innovation Portfolio,” effective April 29, 2020.

2.The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement and any prior amendments, contains the entire understanding and the full and complete agreement of the parties and supersedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

3.This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.

JANUS CAPITAL MANAGEMENT LLC

By:	/s/ Brennan Hughes

Name:  Brennan Hughes

Title:    Senior Vice President, Chief Accounting Officer and Treasurer

JANUS ASPEN SERIES

By:	/s/ Jesper Nergaard

Name:  Jesper Nergaard

Title:    Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer